Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2025, Republic Digital Acquisition Company, a Cayman Islands exempted company (“we,” “our,” “us” or “Company”), had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our (i) units sold in the initial public offering we consummated on May 1, 2025 (collectively, the “Units”), (ii) Class A ordinary shares, $0.0001 par value per share (collectively, the “Class A Ordinary Shares”), which underlie the Units, and (iii) redeemable Warrants (collectively, the “Warrants”), with each whole Warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share, which underlie the Units.

Pursuant to our amended and restated memorandum and articles of association, as currently in effect (the “Amended and Restated Articles”), we are authorized to issue (i) 550,000,000 Ordinary Shares, including 500,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares, $0.0001 par value per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”), and (ii) 5,000,000 preference shares, $0.0001 par value per share. The following description summarizes the material terms of our securities registered under Section 12 of the Exchange Act and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the (x) Amended and Restated Articles and (y) Warrant Agreement, dated April 30, 2025, we entered into with Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Report”) of which this Exhibit 4.5 is a part.

Defined terms used herein, but not otherwise defined, shall have the meaning ascribed to such terms in the Report.

Units

Each Unit consists of one Class A Ordinary Share and one-half of one Warrant. Each whole Warrant entitles the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of the Class A Ordinary Shares.

Class A Ordinary Shares

Holders of Ordinary Shares are entitled to one vote for each Ordinary Share held on all matters to be voted on by shareholders. However, only holders of Class B Ordinary Shares have the right to (i) appoint or remove directors in any election held prior to or in connection with the completion of our initial Business Combination, meaning that holders of Class A Ordinary Shares will not have the right to vote to appoint any directors until after the completion of our initial Business Combination and (ii) continue our Company in a jurisdiction outside the Cayman Islands (including any Special Resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). The provisions of our Amended and Restated Articles governing these matters prior to our initial Business Combination may only be amended by a Special Resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of our initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of our shareholders. On any other matter submitted to a vote of our shareholders prior to or in connection with the completion of our initial Business Combination, holders of Class A Ordinary Shares and holders of Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Approval of certain actions will require a Special Resolution under Cayman Islands law, which (except as outlined above) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of our shareholders, and pursuant to our Amended and Restated Articles; such actions include amending our Amended and Restated Articles (other than the provisions referred to above) and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the Ordinary Shares entitled to vote and voted for the appointment of directors can appoint all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Ordinary Shares, regardless of whether they abstain, vote for, or vote against, or initial Business Combination, upon the completion of our initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes, if any), divided by the number of then issued and outstanding Class A Ordinary Shares, subject to the limitations and on the conditions described herein. Our Sponsor, officers and directors have entered into the Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of our initial Business Combination.

If we seek shareholder approval of our initial Business Combination and we do not conduct redemptions in connection with our initial Business Combination pursuant to the tender offer rules, our Amended and Restated Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the Class A Ordinary Shares sold in the Initial Public Offering (the “Excess Shares”) without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their Class A Ordinary Shares (including Excess Shares) for or against our initial Business Combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial Business Combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial Business Combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such Class A Ordinary Shares would be required to sell their Class A Ordinary Shares in open market transactions, potentially at a loss.

In the event of a liquidation, dissolution or winding up of our Company after a Business Combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that we will provide our Public Shareholders with the opportunity to redeem their Class A Ordinary Shares for cash at a per share price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes, if any, payable and up to $100,000 of liquidation expenses), divided by the number of then issued and outstanding Class A Ordinary Shares, upon the completion of our initial Business Combination, subject to the limitations and on the conditions described in the Report.

Warrants

Public Warrants

Each whole Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial Business Combination, provided that we have an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The Warrants will expire five years after the completion of our initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue a Class A Ordinary Share upon exercise of a Warrant unless the Class A Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the Class A Ordinary Share comprising part of such Unit.

We registered the Class A Ordinary Shares issuable upon exercise of the Warrants in the IPO Registration Statement because the Warrants will become exercisable 30 days after the completion of our initial Business Combination, which may be within one year of the Initial Public Offering. However, because the Warrants will be exercisable until their expiration date of up to five years after the completion of our initial Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial Business Combination, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of our initial Business Combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the IPO Registration Statement or a new registration statement covering the registration under the Securities Act of the Class A Ordinary Shares issuable upon exercise of the Warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective within 60 business days following our initial Business Combination and to maintain a current prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Warrants until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective by the sixtieth (60) business day after the closing of our initial Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrant holders who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement.

Once the Warrants become exercisable, we may redeem the outstanding Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Warrant; upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of our initial Business Combination and ending three business days before we send the notice of redemption to the Warrant holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the measurement period. If and when the Warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A Ordinary Shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such Ordinary Shares under the blue sky laws of the state of residence in those states in which the Warrants were offered by us in the Initial Public Offering.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

The Warrants have certain anti-dilution and adjustment rights upon certain events.

The Warrants were issued in registered form under the Warrant Agreement, which provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in the Report, (ii) adjusting the provisions relating to cash dividends on Ordinary Shares as contemplated by and in accordance with the Warrant Agreement, (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants or (iv) to provide for the delivery of the Alternative Issuance (as defined in the Warrant Agreement). All other modifications or amendments require the vote or written consent the holders of at least 50% of the then-outstanding Public Warrants, except that amending our Warrant Agreement requires a vote of holders of at least 50% of the Private Placement Warrants (including the vote or written consent of the Underwriters) or Warrants issued upon conversion of any Working Capital Loans (the “Working Capital Warrants”) solely with respect to any amendment to the terms of the Private Placement Warrants or Working Capital Warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any Warrants). Please review a copy of the Warrant Agreement, which has been filed as an exhibit to the Report, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, we note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

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